Exhibit 10.68

NCL (BAHAMAS) LTD.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated as of January 1, 2008)

i

NCL (BAHAMAS) LTD.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, effective April 1, 1991, Kloster Cruise Limited, a Bermuda Corporation (“Kloster”) established the Supplemental Executive Retirement Plan of Kloster Cruise Limited (“Plan”), a nonqualified deferred compensation plan, to provide additional retirement benefits for a select group of management and highly compensated employees affected by the limitations imposed by §§ 401(a)(17), 401(k)(3), 401(m)(2), and/or 415 of the Internal Revenue Code in the Kloster Cruise Limited Pension Plan and/or the Kloster Cruise Limited 401(k) Plan;

WHEREAS, effective April 8, 1996, Kloster changed its name to Norwegian Cruise Line Limited, a Bermuda company (“NCLL”) and later changed the names of the Pension and 401(k) Plans to correspond to the new name of the company;

WHEREAS, effective December 31, 2001, NCLL amended the Pension Plan to cease benefit accruals and later merged the Pension Plan with and into the 401(k) Plan;

WHEREAS, pursuant to that certain General Conveyance and Transfer Agreement, both dated April 21, 2004, NCLL transferred to, and NCL (Bahamas) Ltd., a Bermuda company (“NCLB”) assumed, sponsorship of the 401(k) Plan and this Plan;

WHEREAS, Code § 409A imposes new rules regarding nonqualified deferred compensation plans;

WHEREAS, NCLB desires to amend the Plan to reflect the change in the Plan’s sponsorship and to bring the Plan into compliance with the new rules under Code § 409A.

NOW, THEREFORE, with respect to all benefits accrued before, on and after January 1, 2008, NCLB amends and restates the Plan, which shall hereinafter be known as the NCL (Bahamas) Ltd. Supplemental Executive Retirement Plan, to read as follows:

Section 1: Definitions.

(a) “Account” shall mean the individual account maintained on the books of the Employer reflecting all amounts accrued on behalf of each Employee pursuant to Sections 5, 6 and 7 of the Plan.

(b) “Administrator” shall mean the committee comprising at least three individuals appointed by the Company’s Board of Directors to administer the Plan. The Board may, by written notice to the committee, withdraw all or any part of the committee’s authority at any time, in which case such withdrawn authority shall immediately vest in the Board. Any member of the Board or the committee may be a Participant in the Plan, provided, however, that any action to be taken by the Board or the committee solely with respect to the particular interest in this Plan of a Board or committee member who is also a Participant in the Plan shall be taken by the remaining members of the Board or committee.

(c) “Beneficiary” shall mean the Employee’s surviving spouse or, if none, his surviving children per stirpes or, if none, his surviving parents per capita or, if none, his estate.

(d) “Cause” shall mean, with respect to any Employee, “Cause” as defined in any employment agreement between the Employee and the Employer. If no such employment agreement exists, “Cause” shall mean (i) the Employee’s conviction of a felony under any law or regulation, (ii) the Employee being found guilty of neglect of assigned duties after prior written notice in accordance with the Employer’s policies and practices, (iii) the Employee’s conduct tending to bring the Employer or any of its affiliates into substantial public disgrace or disrepute, (iv) the Employee engaging in acts which constitute theft, kickbacks, embezzlement, dishonesty or fraud, or (v) the Employee’s willful disregard of duties or of the Employer’s policies or any other act or omission which, in the Employer’s discretion, substantially impairs the Employee’s ability to perform the functions required of the Employee.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Code Limitations” shall mean the limitations on the amount of contributions that could have made by or on behalf of an Employee to the Qualified Plans by operation of Code §§ 401(a)(17), 401(k)(3), 401(m)(2), and/or 415.

(g) “Company” shall mean NCL (Bahamas) Ltd., a Bermuda company.

(h) “Compensation” shall mean base pay, bonuses, overtime pay, and commissions paid by the Employer in a given Plan Year. Compensation shall include amounts that are contributed by the Employer to an employee plan pursuant to a salary reduction agreement and that are not includible in the Employee’s gross income under Code § 125, 402(e)(3) or 402(h)(1)(B), and Employee contributions described in Code § 414(h) that are treated as Employer contributions. Compensation shall not include any non-cash compensation or imputed income. An Employee’s Compensation for purposes of this Plan shall be calculated without regard to the limitations on compensation under § 401(a)(17) of the Code. Notwithstanding anything to the contrary in this paragraph, for Compensation that is earned based upon a specified performance period (for example, an annual bonus), where deferral is made in the first year of eligibility but after the beginning of the performance period, the deferral must apply only to the Compensation paid for services performed after the Employee becomes a participant in the Plan. For this purpose a deferral is deemed to apply to Compensation paid for services performed after the Employee becomes a participant if the deferral applies to no more than an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Employee become eligible to participate, over the total number or days in the performance period.

(i) “Confidential Information” shall mean, with respect to any Employee, “Confidential Information,” as defined in any employment agreement between the Employee and the Employer. If no such employment agreement exists, “Confidential Information” shall mean any trade secret, as defined by the Florida Uniform Trade Secrets Act, or any valuable confidential business or professional information, including but not limited to the following belonging to the Employer and/or its customers: Employer’s databases, lists and/or databases of former and current customers, lists and/or databases of current or former casino players, price lists, pricing system, sales figures, projections, estimates, tax records, accounts, lists and/or databases of potential customers and/or casino players, lists and/or databases of current and potential investors, business methods and procedures, business forms, systems, software or information related to software, products, inventions, designs, product development plans, product performance, business leads, equipment, patents, copyrights, proprietary information, procedures, manuals, training materials, confidential reports, and other confidential information. Said Confidential Information may be in either human or computer readable form, including but not limited to software, source code, hex code or any other form.

(j) “Conflict of Interest” shall mean with respect to any Employee, “Conflict of Interest” as defined in any employment agreement between the Employee and the Employer. If no such employment agreement exists, “Conflict of Interest” shall mean directly or indirectly owning or holding any legal or equitable interest in, or being employed by, engaging in or receiving remuneration from, any person, business or enterprise doing business with or competing with or doing business similar in nature to the business of the Employer, its subsidiaries or affiliates except for passive investments in publicly traded companies, being engaged or concerned with any commercial duties or pursuits whatsoever other than employment with the Employer, except upon written permission of the Employer and then only on the terms and conditions therein stated.

(k) “Disability” shall mean that the Employee has been determined by the Social Security Administration to be totally and permanently disabled by reason of any medically determinable physical or mental impairment.

(l) “Effective Date” of the Plan shall mean April 1, 1991. Effective date of this restatement shall mean January 1, 2008.

(m) “Employee” shall mean an employee of the Employer who is eligible to participate in the Plan pursuant to Section 3.

(n) “Employer” shall mean NCL (Bahamas) Ltd., a Bermuda company, and NCL America Inc., a Delaware corporation, each of which shall be considered as maintaining the Plan for purposes of Code § 409A.

(o) “Key Employee” shall mean an individual described in Code § 416(i), determined without regard to § 416(i)(5) thereof. For purposes of determining Key Employee status, the Employer hereby designates each September 30 as the “identification date” under § 409A of the Code. Anyone determined to be a Key Employee will remain a Key Employee for the calendar year following the determination of Key Employee status. The determination of whether an Employee is a Key Employee shall be made by the Administrator in accordance with the provisions of Code § 409A.

(p) “Plan Year” shall mean the calendar year.

(q) “Qualified Plan” shall mean the Norwegian Cruise Line Limited Pension Plan and Norwegian Cruise Line Limited 401(k) Plan, as they existed on December 31, 2001.

(r) “Solicitation” shall mean with respect to any Employee, “Solicitation” as defined in any employment agreement between the Employee and the Employer. If no such employment agreement exists, “Solicitation” shall mean directly, or indirectly through another entity, (i) inducing or attempting to induce any employee of the Employer or any affiliate of the Employer to leave the employ of the Employer or such affiliate, or in any way willfully interfering with the relationship between the Employer or any affiliate and any employee thereof, or (ii) inducing or attempting to induce any customer, supplier, licensee or other business relation of the Employer or any affiliate of the Employer to cease doing business with the Employer or such affiliate, or in any way interfering with the relationship between any such customer, supplier, licensee or business relation and the Employer or any affiliate of the Employer.

(s) “Year of Vesting Service” shall mean a Year of Vesting Service as defined in the Qualified Plans.

Section 2: Purpose.

The purpose of the Plan is to provide supplementary retirement benefits to those Employees selected by the Employer.

Section 3: Eligibility.

Participation shall be limited to a select group of management or highly compensated employees of the Employer. Each Employer shall specify the name of each of the Employer’s employees who shall be entitled to participate in the Plan. Once the Employer has specified that an Employee is eligible to participate in the Plan, the Employee shall remain eligible until the Employer discontinues the Employee’s participation.

Section 4: Administration.

The Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power to:

(a) Interpret all provisions of the Plan including eligibility of an Employee to participate or continue to participate in the Plan, eligibility for payment of benefits, the amount of benefits and the date as of which benefits are to be paid;

(b) Prescribe any forms required to administer the Plan;

(c) Maintain all records and books of account necessary for the administration of the Plan;

(d) Interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(e) Compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;

(f) Process claims for benefits under the Plan by Participants or beneficiaries;

(g) Engage consultants and professionals to assist the Administrator in carrying out its duties under this Plan; and

(h) Develop and maintain such instruments as may be deemed necessary from time to time by the Administrator to facilitate payment of benefits under the Plan.

The Administrator may delegate authority for the daily administration of the Plan to an individual or individuals who shall carry out the duties of the Administrator on behalf of the Administrator. Neither the Administrator nor any delegate shall be liable to any person for any action taken thereunder except those actions undertaken with lack of good faith.

Section 5: Level of Benefit.

The Administrator shall establish an Account for each Employee. As of the last day of each Plan Year the Administration shall credit the Account of each Employee who is employed by the Employer on the last day of the Plan Year with an amount equal the difference, if any, between (a) and (b), where:

(a) Equals the amount that would have been credited to the Employee’s accounts in the Qualified Plans, without regard to any of the Code Limitations with respect to that Plan Year, calculated under the terms of the Qualified Plans as of December 31, 2001, regardless of whether the Employee was eligible for the Qualified Plans on December 31, 2001; and

(b) Equals the amount that was actually credited to the Employee’s account in the NCL 401(k) Plan with respect to that Plan Year.

Section 6: Growth in Account.

As of the last day of each Plan Year in which an Employee has a balance in his or her Account, the Administrator shall credit the Employee’s Plan Account with an amount equal to the product of:

(a) The balance in the Account as of the first day of the Plan Year, and

(b) The rate of return for the Plan Year earned by the JPMorgan Stable Asset Income Fund - Institutional.

Section 7: Vesting.

(a) Except as provided below, the Employee shall become vested in the Employee’s

Account as follows:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2 but less than 3	25%
3 but less than 4	50%
4 but less than 5	75%
5 or more	100%

(b) If the Employee terminates employment due to Disability or death, the Employee’s Account shall become fully vested as of the date the Disability or death occurred.

(c) Notwithstanding any other provision of the Plan, an Employee’s Account will be forfeited, and the Employer will have no further obligation under the Plan to the Employee or any Beneficiary of the Employee if the Employer determines that any of the following circumstances have occurred:

(i) The Employee is discharged from employment with the Employer for Cause.

(ii) The Employee violates any material term of an employment agreement with the Employer including terms that survive the Employee’s termination of employment and such acts are discovered at any time prior to the date that the Account has been paid in full.

(iii) The Employee discloses Confidential Information or engages in acts that constitute a Conflict of Interest, Competition or Solicitation, and such acts are discovered at any time prior to the date that the Account has been paid in full.

If the Employer determines that an Employee’s Account is forfeited pursuant to this section, the determination shall be conclusive and binding upon the Employee, his Beneficiary and all other persons.

Section 8: Benefit Payment.

(a) Except as provided in paragraphs (b) or (c) below, the Employee or Beneficiary, as the case may be, shall receive a lump sum payment one month after the Employee’s termination of employment or death. The amount of the payment shall be equal to the Employee’s vested interest in his or her Account as of the first day of the Plan Year in which the termination or death occurred, adjusted for earnings from the first day of such Plan Year to the date the payment is made, based on the rate of return earned by the JPMorgan Stable Asset Income Fund Fund for the Plan Year immediately preceding termination or death. The payment shall be subject to the provisions of Section 14.

(b) In the case of a Key Employee who terminates employment for any reason other than death, the Employee shall receive a lump sum payment equal to the amount described in paragraph (a) above six months after the Employee’s termination of employment. The payment shall be subject to the provisions of Section 14.

(c) A payment will be delayed to a date after the payment date otherwise designated in this Section 8 under any of the following circumstances provided that once such a provision applies to an amount of deferred compensation, any failure to apply such a provision, or modification of the Plan to remove such a provision will constitute an acceleration of any payment to which such provision applied:

(i) The Plan may delay a payment to the extent that the Employer reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted due to the application of Code § 162(m), provided that the payment is made either during the Employee’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code § 162(m) or during the period beginning with the date of the Employee’s separation from service and ending on the later of the last day of the Employer’s taxable year in which the Employee separates from service or the 15th day of the third month following the Employee’s separation from service, and provided further that where any scheduled payment to a specific Employee in an Employer’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Employee that could be delayed in accordance with this paragraph also are delayed. Where the payment is delayed to a date on or after the Employee’s separation from service, the payment will be considered a payment upon a separation from service for purposes of the rules under §1.409A- 3(i)(2) (payments to Key Employees upon a separation from service) and, in the case of a Key Employee, the date that is six months after Employee’s separation from service is substituted for any reference to an Employee’s separation from service in the first sentence of this paragraph. No election may be provided to the Employee with respect to the timing of the payment under this paragraph.

(ii) The Plan will delay a payment where the Employer reasonably anticipates that making the payment will violate Federal securities laws or other applicable law. If payment is delayed due to this paragraph, payment will be made on the earliest date on which the Employer reasonably anticipates that making the payment will not cause such violation. For purposes of this paragraph, making a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code is not treated as a violation of applicable law.

(iii) A service recipient may delay a payment upon such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section 9: Statement of the Plan Account.

The Administrator shall notify the Employee in writing about the balance in the Employee’s Account as of the last day of each Plan Year within three months thereafter.

Section 10: General Creditor Status.

(a) The Employee shall be regarded as a general creditor of the Employer with respect to any rights derived by the Employee from the existence of this Plan or the existence of amounts in the Account. Notwithstanding the immediately preceding sentence, the Company shall make any payments required under the Plan as agent of the Employer. In the event that the Company does not or cannot make such payments, such payments shall be made by NCL Corp., a [STATE] corporation.

(b) Nothing contained in this Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or Employer, and the Employee, his Beneficiary or any other person. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies or other assets that the Company may earmark or set aside to pay the contingent deferred compensation hereunder, shall at all times remain in the Company. The Employee and Beneficiary shall have no property interest whatsoever in any specific assets of the Company under the terms of this Plan.

(c) The Company may but is not required to establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 (or its successor) to assist in meeting obligations to Employees under this Plan. Except as provided in the terms of the trust, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the Trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Employer in accordance with the Plan. The Company, in its sole discretion, from time to time may make contributions to the trust. Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust. The powers, duties and responsibilities of the trustee shall be as set forth in the trust and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

Section 11: No Assignment or Alienation.

Except as provided in Section 14, the right of any Employee or Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Employee or Beneficiary, except as required by law, and no rights or entitlement under this Plan may be assigned, transferred pledged or otherwise encumbered by the Employee or the Beneficiary.

Section 12: Amendment or Termination.

(a) The Employer may amend the Plan at any time, or from time to time, except that a Plan amendment to accelerate the timing of distributions to Employees will be effective only upon the occurrence of such events as are permitted under Code § 409A or its regulations. No amendment or termination of the Plan shall affect the rights of any Employee with respect to any vested benefit credited to the Employee’s Account prior to the amendment or termination. The Plan shall be considered terminated when the Plan has been amended to cease the accrual of all further benefits under the Plan but, except as provided in paragraph (b) below, such termination shall not accelerate the payment of benefits from the Plan.

(b) Following a termination, the Employees shall receive their Plan interests in their Accounts in the form and time designated in Section 8. Notwithstanding the above, the Employer may force lump sum payment liquidating all Plan benefits in any of the following events:

(i) The declaration of a Plan termination by the Employer within 12 months of a dissolution of the Employer taxed under Code § 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. 530(b)(1)(A), provided the Plan benefits for each Employee are distributed and reported by the Employer as included in the Employee’s gross income by the latest of (or, if earlier, the taxable year in which the amount is actually or constructively received):

(A) The end of the calendar year in which the Plan termination occurs,

(B) The end of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or

(C) The end of the first calendar year in which the payment is administratively practicable.

(ii) The Employer’s irrevocable termination and liquidation of the Plan within the 30 days preceding or the 12 months following a change in control event (as defined in Regulations § 1.401A-3(i)(5)), provided that this paragraph will only apply if all agreements, methods, programs, and other arrangements sponsored by the Employer immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each Employee that experienced the change in control event, so that under the terms of the termination and liquidation all such Employees are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Employer irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this paragraph, where the change in control event results from an asset purchase transaction, the applicable Employer with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the Employer that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(iii) The declaration of a termination by the Employer that satisfies all of the following requirements:

(A) The termination and liquidation does not occur proximate to a downturn in the financial health of the Employer;

(B) The Employer terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Employer that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Regulations § 1.409A-1(c) if the same Employee had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(C) No payments in liquidation of the Plan are made within 12 months of the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(D) All payments are made within 24 months of the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E) The Employer does not adopt a new Plan that would be aggregated with any terminated and liquidated Plan under Regulations §1.409A-1(c) if the same Employee participated in both plans, at any time within three years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan.

(iv) Such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section 13: Binding Agreement.

This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Employee and his or her heirs, personal representatives, executors, administrators and legatees. Upon assumption by a successor or assignee of the Employer, the term “Employer” as used in this Plan shall be deemed to refer to such successor company or assignee.

Section 14: Withholding.

The Company, as agent for any Employer, shall withhold the appropriate payroll and income taxes from any payments made under this Plan as required by law, and any amounts owed by the Employee to the Employer at the time any payment is made.

Section 15: Other Programs.

No deferred compensation payable under this Plan shall be deemed salary or other compensation to the Employee for purposes of any other compensation or benefit programs maintained by the Employer or for purposes of any other fringe benefit obligations of the Employer.

Section 16: Claims Procedures.

Benefits under the Plan are paid to the Employee or Beneficiary without the necessity of a formal claim. However, if an Employee or Beneficiary disagrees with the Administrator’s determination of the amount of benefits under the Plan or with respect to any other decision the Administrator may make regarding the Employee’s or Beneficiary’s interest in the Plan, the Employee or Beneficiary may file a claim with the Administrator. All claims for benefits under the Plan must be made in writing. If the Administrator believes that a claim should be denied, the Administrator will notify the Employee or Beneficiary in writing within 90 days after receipt of the claim. This 90-day period may be extended for an additional 90 days, provided the Administrator notifies the Employee or Beneficiary before the expiration of the original 90-days. Such notice shall set forth the specific reasons for the denial, the Plan provisions on which the denial is based, a description of any additional material or information necessary for the Employee or Beneficiary to perfect his claim and an explanation of why such material or information is necessary, and information as to the steps to be taken if the Employee or Beneficiary wishes to submit his claim for review, including a statement of the Employee’s or Beneficiary’s right to bring a civil action under ERISA § 502(a) following an adverse benefit determination on review. If the Employee or Beneficiary wishes to appeal the Administrator’s decision, the appeal must be filed in writing with the Administrator no later than 60 days after the Employee or Beneficiary receives notice of the denial. Upon appeal:

(a) The Employee or Beneficiary may submit written comments, documents, records, and other information relating to the claim for benefits.

(b) The Employee or Beneficiary will be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits.

(c) All comments, documents, records and other information that are submitted relating to the claim will be taken into account, regardless of whether the information was submitted or considered in the initial benefit determination.

The Administrator shall notify the Employee or Beneficiary of the Plan’s determination not later than 60 days after receipt of the request for review, unless the Administrator determines that special circumstances require an extension of time for processing the claim. The extension may not be for a period longer than 60 days from the end of the initial review period. The Administrator will provide the Employee or Beneficiary with a written or electronic notice of the Plan’s decision on review.

If the claim for benefits is denied or ignored, in whole or in part, and the Employee or Beneficiary still believes that he or she is entitled to the benefit, the Employee or Beneficiary may file a lawsuit. However, the Employee or Beneficiary may not file a lawsuit until he or she has completed the claim and appeal procedure described above.

Section 17: Miscellaneous.

(a) All expenses and costs in connection with operation of this Plan shall be borne by the Company.

(b) Nothing contained in this Plan shall be construed as conferring upon the Employee the right to continue in the employ of the Employer as an executive or in any other capacity.

(c) The Plan shall be construed in accordance with and governed by the laws of the State of Florida, without reference to the principles of conflict of laws, except as such laws may be preempted by any federal law. The sole and exclusive venue for any legal action arising out of this Plan shall be in the Circuit Court in and for Miami-Dade County, Florida, or the Federal District Court for the Southern District of Florida.

(d) All controversies, claims, disputes, and matters in question arising out of, or related to, this Plan shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place exclusively in Miami-Dade County, Florida, and shall be governed by the law of the state of Florida. Any award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. The arbitrator may grant the Employer injunctive relief, including mandatory injunctive relief, to protect the rights of the Employer, but shall not be limited to such relief. This arbitration provision shall not preclude the Employer from seeking temporary or preliminary injunctive relief in a court of law to protect its rights, nor shall the filing of such an action constitute any waiver by the Employer of its right to arbitrate. In connection with the arbitration of any dispute between the signatories to this Agreement, each signatory may utilize all methods of discovery authorized by the Federal and Florida Rules of Civil Procedure.

IN WITNESS WHEREOF, each Employer and NCL Corp. has caused this Plan to be executed by a duly authorized officer on the date written below, effective as of January 1, 2008.

NCL (BAHAMAS) LTD, A BERMUDA COMPANY

By:	/s/ Authorized Signatory

Its:

Date:

NCL AMERICA INC.

By:	/s/ Authorized Signatory

Its:

Date:

NCLCORP.

By:	/s/ Authorized Signatory

Its:

Date: